Exhibit 99.1

CytRx Reports 2015 Second Quarter Financial Results

LOS ANGELES – August 3, 2015 – CytRx Corporation (NASDAQ: CYTR), a biopharmaceutical research and development company specializing in oncology, today reported financial results for the three months ended June 30, 2015, and also provided an overview of recent accomplishments and upcoming milestones for its clinical development programs.

“The second quarter of 2015 has been very productive for CytRx. Enrollment in our ongoing pivotal global Phase 3 clinical trial of aldoxorubicin in soft tissue sarcoma (STS) continues on track to be completed in the first quarter of 2016. On the financial front, we successfully closed a public equity offering raising an additional $28.8 million in gross proceeds, which significantly strengthens our balance sheet and allows us to further advance the aldoxorubicin program, provide for pre-commercialization launch expenses, and introduce our next generation of therapies into the clinic in 2016,” said Steven A. Kriegsman, Chairman and CEO of CytRx. “The second quarter also included the announcement of promising updated data from our Phase 2 programs evaluating aldoxorubicin in Kaposi's Sarcoma (KS) and glioblastoma (GBM), in addition to compelling data in our two combination trials.”

Mr. Kriegsman continued: “We were also pleased to recently unveil our proprietary LADR™ (Linker Activated Drug Release) technology platform which will be used for the development of our next-generation therapeutic drug conjugates which we may employ as treatments for liver, pancreatic, and non-small cell lung cancers, among others. These conjugates, developed at our laboratory facilities in Freiburg, Germany, will be designed to control release in tumors of high-potency chemotherapeutics that are attached to either albumin or anti-cancer antibodies. We believe this proprietary platform is highly complementary to and builds upon our ongoing global Phase 3 aldoxorubicin program.”

Second Quarter 2015 and Recent Highlights

Strengthened the Corporate Balance Sheet. In July 2015, CytRx successfully completed a public offering of common stock securing gross proceeds of approximately $28.8 million. CytRx intends to use the net proceeds of the offering to fund clinical trials of its drug candidate aldoxorubicin and its drug discovery activities and for general corporate purposes, which will include pre-commercialization activities relating to aldoxorubicin, working capital and capital expenditures.

Unveiled proprietary LADR™ (Linker Activated Drug Release) Technology Platform. In June 2015, CytRx announced its proprietary LADR™ technology platform, a discovery engine designed to leverage the Company's expertise in albumin biology and linker technology for the development of a new class of anti-cancer therapies. CytRx expects the LADR™ platform to rapidly expand its pipeline of oncology drug candidates, providing an avenue for the development of propriety therapies that complement its global Phase 3 aldoxorubicin program. Among the cancers being pursued are liver, pancreatic, and non-small cell lung cancer.

Reported Interim Phase 2 Data for Aldoxorubicin for HIV-Related Kaposi's Sarcoma. In June 2015, at the 18th International Workshop on Kaposi's Sarcoma Herpesvirus (KSHV) and Related Agents in Hollywood, Florida, CytRx reported interim results from its ongoing open-label Phase 2 pilot study evaluating the efficacy and safety of aldoxorubicin for the treatment of Kaposi's Sarcoma (KS) in HIV-infected patients. The preliminary analysis from nine patients who received at least six cycles of aldoxorubicin (mean = 6.3 cycles), four of whom had received prior Doxil® chemotherapy, showed six (67%) demonstrated a partial response (PR) to aldoxorubicin at the end of study visit (EOS), and 7 (78%) demonstrated PR within 4 months of EOS. Most importantly, doxorubicin could be detected in all tumor biopsies and higher doxorubicin concentrations were demonstrated within KS lesions relative to skin next to the lesions for 3/4 (75%) patients for whom adequate tissue was available for analysis. Five of 6 (83%) patients receiving aldoxorubicin and for whom data are available exhibited reduced intratumoral viral loads during therapy. A subset of patients also exhibited improvements in quality of life during treatment, and all patients exhibited either improvement or stability in immunologic and virologic HIV treatment parameters.

Strengthened the Leadership Team. In June 2015, CytRx appointed Cheryl Cohen to its Board of Directors. Ms. Cohen served as the Chief Commercial Officer of Medivation, Inc., from September 2011 to July 2014, where she built the company's commercial framework and led its successful launch of Xtandi® in the United States. Her experience will be highly valuable as the Company prepares for the commercialization of aldoxorubicin.

Reported Aldoxorubicin Cardiotoxicity Data in a Poster Presentation at the 2015 American Society of Clinical Oncology (ASCO) Annual Meeting. In May 2015, in a poster presentation at ASCO, CytRx reported cardiotoxicity data from 200 patients across 7 clinical trials (1 Phase 3, 3 Phase 2 and 3 Phase 1) evaluating aldoxorubicin. The results showed that none of the patients exhibited a decrease in left ventricular ejection fraction (LVEF) that was below 50% of their institution's normal value.  14% of patients demonstrated a ≥ 10% drop in LVEF and 21% had a ≥ 10% increase in LVEF. Other side effects observed were consistent with effects seen in other anthracycline treatments. Patients in these trials have received up to 5,439 mg/m2 of doxorubicin equivalents, or 12 times the peak cumulative dose of standard doxorubicin, without any evidence of cardiotoxicity. These results suggest that aldoxorubicin can be safely administered at cumulative doses of over 2 g/m2 without evidence of cardiotoxicity.

Reported Positive Updated Phase 2 Aldoxorubicin Clinical Trial Results in Glioblastoma Multiforme (Brain Cancer). In May 2015, CytRx reported positive updated data from its open-label, multisite trial in evaluating the preliminary efficacy and safety of aldoxorubicin in patients whose tumors have progressed following prior treatment with surgery, radiation and temozolomide. The updated trial results in 18 patients showed three pathological complete responses, as well as tumor shrinkage and prolonged stable disease. Aldoxorubicin was also well tolerated.

Reported Positive Interim Results from two Phase 1b Aldoxorubicin Trials in Chemotherapy Resistant Cancers. In May 2015, the Company announced positive interim results from its two ongoing Phase 1b clinical trials evaluating aldoxorubicin in chemotherapy resistant cancers. Interim results from seven patients in the first study, evaluating the preliminary safety and activity of ascending doses of aldoxorubicin plus ifosfamide/mesna for the first-line treatment of patients with locally advanced, unresectable, and/or metastatic sarcomas, show that the combination of aldoxorubicin plus ifosfamide/mesna was well tolerated, with one bone cancer patient achieving a complete tumor response (as assessed by PET/CT scan) following five treatment cycles. Interim results from seven patients in the second study, evaluating the preliminary safety and activity of ascending doses of aldoxorubicin plus gemcitabine in patients with advanced, unresectable, metastatic solid tumors that have either relapsed or were refractory to treatment following at least one prior chemotherapy or immunotherapy regimen, show that the combination of aldoxorubicin plus gemcitabine was well tolerated, with tumor shrinkage observed in three of seven patients following two treatment cycles. One patient with a history of chronic severe pain and inability to function normally demonstrated meaningful quality of life improvements, including stopping prescription narcotic pain medications and returning to work full-time. These results suggest that aldoxorubicin in combination with other chemotherapeutic agents has the potential to bolster anti-cancer activity.

Announced the Publication of a Clinical Case Study of Aldoxorubicin in Glioblastoma. In April 2015, the Company announced the publication of a case study, titled "Albumin-Linked Doxorubicin (Aldoxorubicin) as Treatment for Relapsed Glioblastoma: A Case Report," in the Journal of Nuclear Medicine & Radiation Therapy. In a 54 year old male patient with recurrent left parietal lobe glioblastoma multiforme (GBM) who was administered a single cycle of intravenous aldoxorubicin 350 mg/m2 (260 mg/m2 doxorubicin equivalents), histopathological assessment of tissue following a subsequent tumor debulking procedure showed no evidence of recurrent glioblastoma throughout the entire surgical specimen. These findings suggest that aldoxorubicin allows doxorubicin to cross the tumor's blood-brain barrier in humans and induce tumor necrosis (tumor cell death). The full publication can be accessed here.

Upcoming Milestones

•
Complete enrollment in the first quarter of 2016 in the ongoing pivotal global Phase 3 clinical trial of aldoxorubicin as a second-line treatment for STS under a Special Protocol Assessment, or SPA, granted by the FDA, with PFS data announced in the second half of 2016

•	Report further results from its ongoing Phase 2 clinical trial of aldoxorubicin in patients with unresectable GBM by year-end 2015
•	Report further results from its ongoing Phase 2 clinical trial of aldoxorubicin for the treatment of KS in HIV-infected patients by year-end 2015
•	Complete enrollment in the ongoing Phase 1b clinical trial with a combination of aldoxorubicin and ifosfamide/mesna as first-line treatment for advanced sarcomas in the second half of 2015
•	Complete enrollment in the ongoing Phase 1b clinical trial with a combination of aldoxorubicin and gemcitabine in metastatic solid tumors in the second half of 2015
•
Complete enrollment in the ongoing Phase 2b clinical trial of aldoxorubicin in relapsed/refractory small cell lung cancer in the first quarter of 2016, with PFS data expected by the second half  of 2016

•
Announce a new oncology pipeline drug candidate, which utilizes novel linker technologies that couple chemotherapeutic agents and proteins either inside the body or externally, and then concentrate drug in tumors, in 2015

Second Quarter 2015 Financial Results

CytRx reported cash, cash equivalents and short-term investments of $53.8 million as of June 30, 2015.

Net loss for the three months ended June 30, 2015 was $11.7 million, or $0.21 per share, compared with a net loss of $15.7 million, or $0.28 per share, for the three months ended June 30, 2014. The decrease of $4.0 million in net loss during the current three-month period resulted primarily from a gain of $2.4 million on warrant derivative liability in the current quarter, as compared to a loss on warrant derivative liability of $2.5 million in the comparative 2014 period, for a difference of $4.9 million.

Research and development (R&D) expenses were $10.0 million for the second quarter of 2015, and included development expenses of $8.2 million for aldoxorubicin. The remaining $1.8 million of R&D expenses were primarily related to research and development support costs. R&D costs were $10.4 million for the second quarter of 2014.

General and administrative (G&A) expenses were $4.2 million for the second quarter of 2015, compared with $2.9 million for the second quarter of 2014. G&A expenses for the second quarter of 2015 included non-cash employee stock-compensation expense of $1.7 million, compared to $0.3 million for the same period in 2014.

About Soft Tissue Sarcoma

Soft tissue sarcoma is a cancer occurring in muscle, fat, blood vessels, tendons, fibrous tissues and connective tissue, and can arise anywhere in the body at any age. According to the American Cancer Society, there are approximately 50 types of soft tissue sarcomas. In 2013 more than 11,400 new cases were diagnosed in the U.S. and approximately 4,400 Americans died from this disease. In addition, approximately 40,000 new cases and 13,000 deaths in the U.S. and Europe are part of a growing underserved market.

About SCLC

An estimated 1.6 million new cases of lung cancer are diagnosed worldwide each year.  In the Western world, approximately 13-15% of cases are SCLC, a deadly form of lung cancer associated with tobacco use.  The five year survival rate is less than 7%, in part because an estimated 70% of patients have extensive disease at diagnosis.  According to the National Cancer Institute, more than 30,000 new cases will be diagnosed in the USA in 2014.  The estimated 2014 SCLC incidences for Europe and Asia are over 58,000 and 136,000, respectively.

About Glioblastoma Multiforme

Glioblastoma is the most common and most malignant primary brain tumor in adults and afflicts more than 12,000 new patients in the U.S. annually.  The median survival after diagnosis is approximately 14 months, despite patients subsequently receiving surgical resection, radiotherapy and chemotherapy.  Limited efficacy of chemotherapeutic agents has been attributed to several contributing factors including insufficient drug delivery to the tumor site through the blood:brain barrier.

About Kaposi's Sarcoma

Kaposi sarcoma is a cancer that causes lesions (abnormal tissue) to grow in the skin; the mucous membranes lining the mouth, nose, and throat; lymph nodes; or other organs. The lesions are usually purple and are made of cancer cells, new blood vessels, red blood cells, and white blood cells. Kaposi sarcoma is different from other cancers in that lesions may begin in more than one place in the body at the same time. KS remains the most common HIV-associated tumor worldwide. The condition is also endemic in certain parts of Central Africa and Central and Eastern Europe.

About Bone Cancers (Osteosarcoma, Chondrosarcoma)

Bone cancer is a highly aggressive type of cancer that develops in bone.  It starts in immature bone cells (osteoblasts) that normally form new bone tissue.  According to the National Cancer Institute, there are approximately 3400 new cases of bone and joint cancer diagnosed each year in the United States, with approximately half of these occurring in children and teens.  In addition, the estimated deaths in the U.S. were 1,460 in 2014.  Although they can arise in any bone in the body, the most frequent sites are at the ends of the long bones of the legs and arms.  In most cases, treatment consists of both chemotherapy and surgery, but patients with metastatic bone cancer continue to have a poor 5-year survival rate (15-30%).

About Aldoxorubicin

The widely used chemotherapeutic agent doxorubicin is delivered systemically and is highly toxic, which limits its dose to a level below its maximum therapeutic benefit. Doxorubicin also is associated with many side effects, especially the potential for damage to heart muscle at cumulative doses greater than 450 mg/m2. Aldoxorubicin combines doxorubicin with a novel single-molecule linker that binds directly and specifically to circulating albumin, the most plentiful protein in the bloodstream. Protein-hungry tumors concentrate albumin, thus increasing the delivery of the linker molecule with the attached doxorubicin to tumor sites. In the acidic environment of the tumor, but not the neutral environment of healthy tissues, doxorubicin is released. This allows for greater doses (3 ½ to 4 times) of doxorubicin to be administered while reducing its toxic side effects. In studies thus far there has been no evidence of clinically significant effects of aldoxorubicin on heart muscle, even at cumulative doses of drug well in excess of 2,000 mg/m2.

About CytRx Corporation

CytRx Corporation is a biopharmaceutical research and development company specializing in oncology. CytRx currently is focused on the clinical development of aldoxorubicin (formerly known as INNO-206), its improved version of the widely used chemotherapeutic agent doxorubicin.  CytRx is also seeking to expand its pipeline of oncology candidates at its laboratory facilities in Freiburg, Germany, through its LADR™ (Linker Activated Drug Release) technology platform, a discovery engine designed to leverage CytRx's expertise in albumin biology and linker technology for the development of a new class of anti-cancer therapies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks relating to the outcome, timing and results of CytRx's clinical testing of aldoxorubicin and preclinical testing of its LADR™ linker technology platform, the outcome, timing or results of CytRx's clinical testing of aldoxorubicin, the risk that any future pre-clinical or human testing of compounds based on the LADR™ technology platform might not show efficacy or reduced side effects of those compounds, risks related to CytRx's ability to manufacture its drug candidates in a timely fashion, cost-effectively or in commercial quantities in compliance with stringent regulatory requirements, risks related to CytRx's need for additional capital or strategic partnerships to fund its ongoing working capital needs and development efforts, including the Phase 3 clinical development of aldoxorubicin and the preclinical and clinical development of compounds based on the LADR™ technology platform, risks related to lawsuits that have been brought against the Company and its officers and/or directors for alleged violations of the securities laws, and the risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations:
Legend Securities
John Columbia
800-385-5790 ext 164
718-233-2677 (Direct)
jcolumbia@legendsecurities.com

Company Contact:
CytRx Corporation
David J. Haen
Vice President, Business Development and Investor Relations
310-826-5648, x304
dhaen@cytrx.com

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CYTRX CORPORATION
CONDENSED BALANCE SHEETS
(Unaudited)

	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$38,833,736	$32,218,905
Short-term investments	15,002,213	45,621,593
Receivables	5,175,007	2,019,293
Interest receivable	14,196	104,627
Prepaid expenses and other current assets	976,325	3,250,355
Total current assets	60,001,477	83,214,773
Equipment and furnishings, net	879,359	970,873
Goodwill	183,780	183,780
Other assets	1,569,193	1,323,156
Total assets	$62,633,809	$85,692,582
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,328,351	$6,655,962
Accrued expenses and other current liabilities	10,376,415	5,994,072
Warrant liability	4,566,515	5,131,085
Total current liabilities	20,271,281	17,781,119

Commitments and contingencies

Stockholders’ equity:
Preferred Stock, $0.01 par value, 5,000,000 shares authorized, including 25,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $0.001 par value, 250,000,000 shares authorized; 55,927,197 shares issued and outstanding at June 30, 2015; 55,921,986 shares issued and outstanding at December 31, 2014	55,927	55,924
Additional paid-in capital	380,638,689	376,975,984
Treasury stock, at cost (199,275 shares)	(2,612,861)	(2,612,861)
Accumulated deficit	(335,719,227)	(306,507,584)
Total stockholders’ equity	42,362,528	67,911,463
Total liabilities and stockholders’ equity	$62,633,809	$85,692,582

CYTRX CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue:
License revenue	$—	$—	$—	$—

Expenses:
Research and development	10,008,304	10,427,877	22,573,181	17,415,725
General and administrative	4,191,769	2,909,127	7,322,001	6,040,201
	14,200,073	13,337,004	29,895,182	23,455,926

Loss before other income (loss)	(14,200,073)	(13,337,004)	(29,895,182)	(23,455,926)

Other income (loss):
Interest income	46,455	89,377	103,029	160,015
Other income (loss), net	30,660	(3,243)	15,940	6,655
Gain (loss) on warrant derivative liability	2,435,865	(2,468,603)	564,570	12,234,301

Net loss	$(11,687,093)	$(15,719,473)	$(29,211,643)	$(11,054,955)

Basic and diluted net loss per share	$(0.21)	$(0.28)	$(0.52)	$(0.21)

Basic and diluted weighted-average shares outstanding	55,726,432	55,676,766	55,724,581	53,010,556